Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brian Ruby Creative Partners +1 (203) 545-3422 cell at SIA TMC bruby@creativepartners.com
Barry Smith NYFIX, Inc. +1 (212) 809-3542 barry.smith@nyfix.com

NYFIX LAUNCHES NEW ORDER MANAGEMENT SYSTEM: NYFIX FUSION™

NEW YORK, June 20, 2006 - NYFIX, Inc. (Pink Sheets: NYFX), a leader in technology solutions for the financial marketplace, today announced the launch of its next generation order management system, NYFIX Fusion. NYFIX Fusion offers sell-side broker-dealers access to Listed, OTC, and Third Market trading on a single desktop. It also provides access to a full suite of third-party broker and NYFIX NEXASTM algorithms which affords the end user multiple options for facilitating and maintaining their best execution and order handling obligations.

NYFIX Fusion combines the best elements of NYFIX’s existing order management systems - NYFIX FIXTrader® for Listed securities and the NYFIX Renaissance Market Access System for OTC securities - into one desktop.

“This combination affords the end user the ability to seamlessly access liquidity no matter where it resides,” said Bill Fallon, president of NYFIX’s order management division. “And for current customers who wish to continue using FIXTrader for listed securities, we also created Fusion Lite, an add-on to FIXTrader that will allow users to continue using their current terminals while connecting to various market centers.”

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, trade automation and communication technologies and through its registered broker-dealer subsidiaries, execution services. Our NYFIX Network is one of the industry's largest networks, connecting broker-dealers, institutions and exchanges. We maintain our principal office on Wall Street in New York City, with other offices in Stamford, CT, London's Financial District, Chicago and San Francisco. We operate redundant data centers in the metropolitan New York City area, with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com

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NYFIX Fusion - page 2

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.

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